Filed pursuant to Rule 424(b)(3)
Registration No. 333-259398
PROSPECTUS SUPPLEMENT NO. 5
(to Prospectus dated March 16, 2022)

Rockley Photonics Holdings Limited
Up to 52,769,431 Ordinary Shares
(including Ordinary Shares issuable upon the exercise of warrants and options)

Up to 5,450,000 Warrants

This prospectus supplement supplements the prospectus dated March 16, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259398). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 15, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance from time to time of up to 721,070 of our ordinary shares, nominal value $.000004026575398 per share (“Ordinary Shares”) exercisable upon the exercise of options to acquire Ordinary Shares. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer (the “selling securityholders”) of up to 52,048,361 Ordinary Shares and 5,450,000 warrants, which includes (i) up to 2,987,500 shares held by certain persons and entities (the “Original Holders”) holding Ordinary Shares initially purchased by SC Health Holdings Limited (the “Sponsor”) in a private placement in connection with the initial public offering (the “IPO”) of SC Health Corporation (“SC Health”) and 2,500,000 shares held by RP Bridge LLC and ROC SPV XIV LLC (“collectively, the “Sponsor Lenders” and, together with the Sponsor, the “Sponsor-Related Holders”) (ii) 5,450,000 Ordinary Shares issuable upon the exercise of warrants held by the Sponsor-Related Holders, and (iii) 41,110,861 shares held by certain affiliates and former affiliates of the Company (collectively, the “Securities”).
Our Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) are listed on the New York Stock Exchange under the symbols “RKLY” and “RKLY.WS,” respectively. On June 14, 2022, the closing price of our Ordinary Shares was $2.06 per share, and the closing price for our Public Warrants was $0.27 per warrant. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 13, 2022
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	98-1644526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)
+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 15, 2022, Rockley Photonics Holdings Limited (the “Company”) announced the appointment of Chad Becker as interim Chief Financial Officer to succeed Mahesh Karanth, who resigned from his position as Chief Financial Officer effective June 13, 2022. Mr. Karanth’s final day of employment with the Company will be June 17, 2022.

Mr. Becker, age 47, has 20 years of corporate finance experience and has served as the Company’s Vice President, Financial Planning and Analysis since March 2022. Prior to joining the Company, Mr. Becker served as Vice President, Finance at Tuft & Needle from February 2021 to August 2021. Prior to that position, Mr. Becker served as Director, Treasury at NetApp, Inc. (NASDAQ: NTAP) from August 2017 to January 2021, and from July 2006 to August 2017, Mr. Becker served as Manager, Treasury at Microsoft Corporation (NASDAQ: MSFT). Mr. Becker holds a Chartered Financial Analyst designation and received his bachelor’s degree in finance and economics from the University of Arizona and Master of Business Administration degree from the University of Nevada at Las Vegas. Mr. Becker serves on the board of trustees for the University of Arizona Foundation.

While serving as interim Chief Financial Officer, Mr. Becker’s annual base salary will be $370,000 with a target bonus opportunity equal to 60% of his annual base salary on a pro rata basis during his time as interim Chief Financial Officer. Mr. Becker is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Karanth’s departure, it is anticipated that the Company and Mr. Karanth will enter into a separation agreement and release pursuant to which Mr. Karanth will receive severance in accordance with the terms of his employment agreement, as well as an extension of the post-termination exercise period of Mr. Karanth’s outstanding stock options originally granted under the Rockley Photonics Limited 2013 Stock Incentive Plan through June 13, 2024.

Item 7.01. Regulation FD Disclosure.

The Company has issued a press release entitled “Rockley Photonics Announces Senior Leadership Changes” which is attached as Exhibit 99.1 and incorporated herein.

The information in this Item 7.01 and the document attached as Exhibit 99.1 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, nor otherwise subject to the liabilities of that section, nor incorporated by reference in any filings under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Rockley Photonics Holdings Limited dated June 15, 2022 entitled “Rockley Photonics Announces Senior Leadership Changes”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockley Photonics Holdings Limited

Date:	June 15, 2022	By:	/s/ Tom Adams
		Name:	Tom Adams
		Title:	General Counsel